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                                                                   EXHIBIT 10.55

                              SEPARATION AGREEMENT

        This Separation Agreement is by and between AmeriCredit Corp., a Texas corporation (the "Company"), and Michael R. Barrington, a resident of Tarrant County, Texas ("Executive"), and is entered into this 22nd day of April, 2003 (the "Separation Agreement").

        WHEREAS, Executive has served as Vice Chairman, Chief Executive Officer and President of the Company;

        WHEREAS, there has occurred a "constructive termination" of the employment of Executive as defined by Section 7.3 of that certain Employment Agreement dated January 30, 1991 between the Company and the Executive, as amended on May 1, 1997 (the "Employment Agreement");

        WHEREAS, the Company and Executive wish to provide for an orderly and immediate transition of duties, offices and responsibilities from Executive to a successor or successors; and

        WHEREAS, the Company and Executive desire to settle and compromise fully and finally any and all disputes, controversies, entitlements, and claims that Executive may have to compensation, benefits and other payments arising out of Executive's employment and relationship with the Company, and to agree upon the terms of services to be rendered to the Company by the Executive in the future, on the terms and conditions set forth herein;

        NOW, THEREFORE, in consideration of the promises, covenants, and agreements contained herein, the parties agree as follows:

1. TERMINATION OF EMPLOYMENT AND EMPLOYMENT AGREEMENT

        Executive's employment shall terminate, effective at the close of business on April 23, 2003 (the "Separation Date"), as of which date Executive shall cease to be an officer and employee of the Company and shall cease to be an officer, director and employee of any of the Company's subsidiaries and affiliates. Except to the extent that certain provisions survive the termination of the Employment Agreement as provided therein or as provided in this Separation Agreement, the Employment Agreement is also terminated as of the Separation Date.

2. PAYMENTS TO EXECUTIVE

        Executive agrees with the Company that, notwithstanding any other agreement, oral or written, sub-sections (a), (b) and (c) of this Section 2 (together with amounts payable pursuant to Section 6, Services as a Director, and Section 7, Consulting Services, of this Separation Agreement) accurately reflect all of the compensation, benefits and perquisites payable or otherwise to be provided by the Company to Executive after the Separation Date and that Executive is not entitled to any compensation, benefits or perquisites except as set forth in this Separation Agreement. All compensation, benefits and perquisites payable pursuant to sub-sections (a) and (b) of this Section 2 shall be paid after withholding for taxes required to be withheld by the Company, including income taxes, at the then current published federal and state

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rate (which, in the aggregate, is, as of the date hereof, 27%), unless Executive elects in writing to the Company to use a higher rate; provided, further, that all personal income and related taxes applicable to any and all compensation, benefits and perquisites due or payable hereunder shall be paid by Executive:

        (a)     Provided Executive has not revoked this Agreement within seven
(7) days after his execution hereof pursuant to Section 11(c), Executive will receive, on the eighth day after execution of this Agreement, a one-time payment in the amount of $4,786,892, calculated pursuant to Section 7.3 of the Employment Agreement.

        (b) The Company shall pay Executive any current salary accrued but not yet paid through the Separation Date, on the Company's next regular payroll date following the Separation Date.

        (c) The Company shall reimburse Executive for any reasonable business expenses incurred on or prior to the Separation Date and properly substantiated within thirty (30) days after the Separation Date in accordance with the Company's customary expense reimbursement procedures.

3. SATISFACTION OF NOTE

        Executive acknowledges that (i) that certain Amended and Restated Revolving Credit Note, dated September 21, 2001, as amended on July 29, 2002 (the "Note"), is in full force and effect and, further, that Executive desires to satisfy the Note, and (ii) the principal and interest due on the Note as of the Separation Date is $2,564,880.27. The Company and Executive hereby agree that the sum of $2,564,880.27 will be withheld by the Company from the net amount payable to Executive pursuant to Section 2(a) above and applied to the
Note in full satisfaction thereof.

4.  EXERCISE OF STOCK OPTIONS; OTHER PLANS BENEFITS

        Pursuant to the terms of the 1998 Limited Stock Option Plan of AmeriCredit Corp., as amended on August 7, 2001 (the "Limited Stock Option Plan"), the Company agrees and Executive understands that he shall have the right to exercise Executive's vested stock options granted pursuant to the Limited Stock Option Plan at any time on or prior to January 26, 2005, as provided by the terms of the Limited Stock Option Plan. All other rights and benefits Executive may have under the employee/executive benefit plans and arrangements of the Company, including, but not limited to, the Company's Employee Stock Purchase Plan and 401k Plan, generally shall be determined in accordance with the terms and conditions of such plans and arrangements.

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5. CERTAIN INSURANCE COVERAGES

        (a) Executive acknowledges that he has been notified by the Company of his right to pay premiums to continue his coverage under certain of the life and accident insurance coverage programs previously provided to him by the Company for as long as the Company maintains such programs in effect. Executive understands that if he fails to or chooses not to pay any insurance premium after the Separation Date, his insurance coverage will lapse under the terms of any applicable insurance policy. Except as provided in Section 7 of this Separation Agreement, the Company shall have no obligation to provide other insurance to Executive.

        (b) Executive and the Company agree that this Agreement shall be deemed to constitute a written notice from Executive to the Company, terminating that certain Split Dollar Agreement, dated as of April 21, 1996 (the "Split Dollar Agreement"), pursuant to Section 6.A. of such Split Dollar Agreement. The provisions of the Split Dollar Agreement will govern the disposition of the life insurance policy described therein following such deemed termination.

6. SERVICES AS DIRECTOR

        (a) Executive shall remain a director of the Company for the duration of his current term, which expires on the date of the Company's 2004 annual meeting of shareholders, unless Executive sooner resigns, is replaced, or is removed as provided by the Company's Articles of Incorporation and Bylaws. For so long as he is a director, Executive shall be entitled to receive the fees, expenses and other perquisites afforded by the Company to other non-employee directors. During his term as a director, Executive will be considered for future grants of stock options in such amounts and subject to such terms as may be granted to non-employee directors, subject to legal and plan restrictions on the ability of the Company or its Board of Directors to authorize such grants. As to any future grants of stock options, Executive specifically acknowledges that such grants may or may not be made, at the discretion of the Compensation and Stock Option Committee of the Company's Board of Directors, or other successor committee. Additionally, Executive shall be eligible to participate in any exchange or "re-pricing" program concerning, and shall receive any benefits and rights arising out of any amendment or modifications made to, the stock options granted by the Company and outstanding as of the date of this Separation Agreement to Clifton H. Morris, Jr. and/or Daniel E. Berce, upon terms and conditions commensurate with those offered to Messrs. Morris and Berce. Executive also specifically acknowledges that his service as a director beyond the expiration of his current term in 2004 is subject to Executive's re-nomination as a director candidate by the Nominating and Governance Committee of the Company's Board of Directors and the election by shareholders, neither of which events are guaranteed by this Separation Agreement.

        (b) The time spent by Executive in preparing for, traveling to and from, or participating in meetings of the Board of Directors of the Company shall not be counted as time spent by Executive in connection with his providing the Consulting Services, as defined in Section 7 of this Separation Agreement.

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7. CONSULTING SERVICES

        (a) For a period of two (2) years commencing May 1, 2003 and ending April 30, 2005 (this period, as it may be extended from time to time, shall be referred to as the "Consulting Services Term"), Executive hereby agrees to make himself available at the request of the Company, at reasonable times and upon reasonable notice, to serve as a consultant to the Company on matters described in sub-section (b) of this Section 7. The Consulting Services Term may be extended upon the mutual agreement of and upon the terms mutually agreeable to Executive and the Company. Executive agrees to provide consultation (the "Consulting Services") upon a request therefor communicated to him by the Chief Executive Officer, President, Chief Financial Officer or Chief Operating Officer of the Company. During the Consulting Services Term, the Executive shall receive a consulting fee of $125,000 per annum, payable in arrears in equal monthly installments. Executive will be eligible to be reimbursed for his reasonable business expenses incurred in providing the Consulting Services.

        (b) Executive agrees that the Consulting Services provided by him under the terms of this Separation Agreement will consist of acting as the Company's designated member of the Board of Directors of DealerTrack Inc., acting as liaison with Chase Automotive Finance, reviewing reports and advising the Company concerning the information contained therein, providing coaching to members of the Company's executive team, reviewing and assisting in the preparation and presentation of conference call materials in connection with public releases of information, providing litigation support, and assisting the Company's Executive Chairman of the Board with special projects as requested.

        (c) Executive will provide thirty (30) hours of Consulting Services per calendar month and shall, on or before the 5th business day of each month commencing June 6, 2003, provide a report to the Company's Chairman of the Board, showing the number of hours of Consulting Services provided in the prior month, as well as a recap of the number of hours provided by Executive for each prior month from and including May 2003. In the event that Executive is requested to provide and does provide in excess of 90 hours of Consulting Services in any three-month period, Executive shall be compensated (in addition to the compensation set forth in Section 7(a)) at the rate of $325 per hour for each hour in excess of 90. Time spent by the Executive in connection with litigation support activities concerning litigation in which the Executive is named as a defendant, up to a maximum of 200 hours during the initial, two (2) year term of the Consulting Services Term, shall not be counted as time spent by Executive in providing Consulting Services. For each hour of time that Executive spends in connection with litigation support activities exceeding the 200-hour maximum, Executive shall be compensated at the rate of $325 per hour. Additionally, the Company shall reimburse Executive for reasonable out-of pocket expenses incurred by Executive in connection with the Consulting Services.

        (d) During the first eighteen (18) months of the Consulting Services Term, the Company shall reimburse Executive, on a monthly basis, the amount of the premiums paid by Executive to participate, through COBRA, in the Company's group health program (which shall include group medical and group dental benefits for Executive and his immediate family, but not disability or other coverages), if Executive elects coverage continuation by exercising his COBRA option. In

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the event Executive does not elect to continue coverage under the Company's group health plan but, instead, elects to acquire health insurance coverage on his own, the Company shall pay to Executive, on a monthly basis, the amount of the premiums that would have paid by the Company on behalf of Executive if he had elected to participate under COBRA in the Company's group health plan.

        (e) On or before October 1, 2004 and continuing through the Consulting Services Term, the Company and Executive will in good faith explore alternatives to the Company providing or reimbursing Executive for the cost of health insurance comparable to health benefits provided under the Company's group health insurance program. Such alternatives may include, but shall not be limited to, re-employment of Executive in a capacity that entitles Executive to participate in the Company's group health insurance program, on mutually agreeable terms no less favorable to Executive than those set forth in this
Section 7. In the event that Executive is re-employed by the Company for the purposes set forth in this Section 7(e), the Consulting Services arrangement shall be terminated and replaced with an employment agreement or other agreement containing terms and conditions mutually agreed upon by Executive and the Company concerning Executive's continued service to the Company. In the event that Executive is unable to participate in the Company's group health insurance program, whether through a mutually acceptable employment arrangement or otherwise, then the Company shall reimburse Executive for the cost of acquiring his own health insurance coverage, not to exceed the sum of $2,000 per month, commencing on October 1, 2004 and continuing for each month thereafter during the Consulting Services Term.

        (f) In performing the Consulting Services under this Separation Agreement, Executive shall be an independent contractor and, as between the Company and Executive, none of the Company or any of its subsidiaries or affiliates shall be responsible for withholding, collection or payment of income taxes or other taxes of any nature on behalf of Executive or any agent on behalf of Executive. Nothing contained in this Separation Agreement shall make Executive the agent, employee, joint venturer or partner of the Company or provide Executive with the power or authority to bind the Company to any contract, agreement or arrangement with any individual or entity except with the prior written approval of the Company.

8. NON-COMPETITION; NON-SOLICITATION.

        (a) During the Consulting Services Term, Executive agrees that he shall not, acting alone or in conjunction with others, directly or indirectly, and whether as principal, agent, officer, director, partner, employee, consultant, broker, dealer or otherwise, in any of the Business Territories (as defined below), engage in any business in competition with the business conducted by the Company or any subsidiary or affiliate, whether for his own account or otherwise, or solicit or accept any business or transaction for or from any other company or business in competition with such business of the Company or any subsidiary or affiliate in any of the Business Territories. For purposes hereof, the term "Business Territories" means each metropolitan statistical area of each city within the United States and Canada in which the Company or any subsidiary or affiliate maintained a business office for doing business at any time during the period of Executive's employment or during the Consulting Services Term.

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        (b) It is the desire and intent of the parties that the provisions of this Section 8 shall be enforced to the fullest extent permissible under the laws and public policies of the State of Texas. Accordingly, if any particular portion of Section 8 shall be adjudicated to be invalid or unenforceable,
Section 8 shall be deemed amended to delete there from the portion thus adjudicated to be invalid or unenforceable.

        (c) Executive agrees that, during the Consulting Services Term and following the termination of the Consulting Services, he shall not at any time, directly or indirectly, (i) induce, entice, or solicit any employee of the Company or any subsidiary or affiliate of the Company to leave the Company's employment, or engage in any discussions or communications with any such employee concerning the possibility of such employee's leaving his employment, or (ii) contact, communicate or solicit any customer of the Company or any subsidiary or affiliate of the Company, unless required to do so in connection with providing Consulting Services or except in connection with incidental social interaction, or (iii) in any other manner use any customer lists or customer leads, mail, telephone numbers, printed material or material of the Company or any subsidiary or affiliate of the Company relating thereto, unless required to do so in connection with providing Consulting Services or except in connection with incidental social interaction.

9. MUTUAL CONFIDENTIALITY AND NON-DISPARAGEMENT

        (a) Executive acknowledges that he has held a sensitive management position with the Company and that, by virtue of having held such position and by virtue of providing the Consulting Services, he has had or will have access to and has learned and will learn the Company's and its subsidiaries' and affiliates' confidential and proprietary information and trade secrets pertaining to its operations, officers and directors. Except as provided in sub-section (d) of this Section 9 and except as required by law or legal process, Executive shall keep all such information confidential and he shall not disclose any such information to any other person unless he is required to do so in connection with his provision of Consulting Services. Without limiting the generality of the foregoing, Executive agrees that he will not (i) respond to or in any way participate in or contribute to any public discussion, notice or other publicity concerning or in any way related to proprietary or confidential information concerning the Company, its subsidiaries, affiliates, operations, or any matters concerning his employment with or provision of Consulting Services to the Company, or (ii) talk to or provide any documents to any private party or governmental entity concerning any allegation of unlawful activity or conduct.

        (b) Except as provided in sub-section (d) of this Section 9 and except as required by law or legal process, the Company agrees that it shall keep all information pertaining to Executive confidential and that it shall not disclose any such information to any other person. Without limiting the generality of the foregoing, the Company agrees that it will not (i) respond to or in any way participate in or contribute to any public discussion, notice or other publicity concerning or in any way related to proprietary or confidential information concerning Executive, or any matters concerning his employment with or separation from the Company, or (ii) talk to or provide any documents to any private party or governmental entity concerning any allegation of unlawful activity or conduct.

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        (c) The parties agree that no provision of this Section 9 or any other provision of this Separation Agreement shall be construed or interpreted in any way to limit, restrict or preclude either party hereto from cooperating with any governmental agency in the performance of its investigatory or other lawful duties or producing materials or giving testimony pursuant to lawful process or in a court or administrative proceeding. The parties further agree, however, that if either party receives a subpoena or is otherwise required by law to provide information to a governmental entity or other person concerning the activities of the other party, or if Executive is required to provide information concerning his activities in connection with the Company's business, the party required to provide information will immediately notify the other party of such subpoena or requirement and shall within two (2) days of receipt deliver to the other party a copy of such subpoena and any attachments and nonprivileged correspondence related thereto.

        (d) The parties acknowledge that they have read and approve the contents of the materials attached hereto as Appendix 1, consisting of a public statement, a conference call script, and a question-answer guide. The parties agree to issue the public statements set out in Appendix 1. Executive and the Company agree to make no public statements to the newspapers, television, magazines or any other media or otherwise inconsistent with the information set forth in Appendix 1. The Company further agrees to use reasonable efforts to ensure that its senior officers and directors make no public statements that are inconsistent with the information set forth in Appendix 1. Notwithstanding anything to the contrary contained in this Section 9, the Company may disclose the terms of this Agreement in connection with, and may include a copy of this Agreement as an exhibit to, documents filed with the Securities and Exchange Commission, and as otherwise may be deemed necessary or advisable, in the discretion of the Company.

        (e) The Company will not make any statements that will disparage Executive's character or reputation and will use reasonable efforts to ensure that its senior officers and directors make no such statements, unless the statement is required to be disclosed by law or legal process. Executive will not make any statements that will disparage the Company or any of its directors or senior officers, unless the statement is required to be disclosed by law or legal process. Both the Company and Executive agree that the sole remedy for any violation or alleged violation of this Section 9(e) will be injunctive relief seeking to prohibit future violations, and that no monetary damages will be obtainable by either party in connection herewith.

10. INDEMNIFICATION OF EXECUTIVE

        In accordance with, and to the fullest extent allowed by, the Articles of Incorporation of the Company in existence at the time Executive executes this Separation Agreement, and the provisions of Texas law, Executive will be provided prompt advancement and indemnification of any and all legal fees, costs, and expenses relating to, in any way, all civil, criminal, administrative, arbitrative, or investigative proceedings (which term, as used herein, shall be understood to mean any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, arbitrative, or investigative, any appeal in such an action, suit, or proceeding, and any inquiry or investigation that could lead to such an action, suit, or proceeding). Further, Executive will be provided prompt and complete indemnification, in accordance with, and to the fullest extent allowed by, the provisions of Texas law and the

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Articles of Incorporation of the Company for any payments of any kind, including, but not limited to, judgments, damages, penalties, fines, costs, forfeiture, and/or restitution relating to, in any manner, all civil, criminal, administrative, arbitrative, or investigative proceedings. Nothing contained in this Section 10, however, shall be construed to impose on the Company any obligation to indemnify the Executive in connection with any action that the Company may bring against Executive in connection with Executive's performance under the terms of this Separation Agreement. Excerpts of the Company's Articles of Incorporation relating to indemnification are attached hereto as Appendix 2.

11. RELEASE OF CLAIMS BY EXECUTIVE

        (a) In further consideration of the foregoing, except as provided in sub-section (d) of this Section 11, Executive and his descendants, ancestors, heirs, executors, successors, and assigns hereby release, remise, acquit, forever discharge, covenant not to sue or make claim, and agree to indemnify and hold harmless the Company and each of its subsidiaries, affiliates, officers, directors and assigns from and against any and all claims, demands, obligations, causes of action, debts, expenses, damages, judgments, orders and liabilities of whatever kind or nature, in law, equity or otherwise, whether now known or unknown, suspected or unsuspected, matured or unmatured and whether or not concealed or hidden, which Executive now owns or holds or has at any time heretofore owned or held or had, against the Company and each of its subsidiaries, affiliates, officers, directors and assigns, and also releases and discharges, without limiting the generality of the foregoing, any and all of the foregoing which arise out of or are in any way connected with any transactions, occurrences, acts or omissions regarding or relating to his employment with the Company, or the termination of his employment, including any claims arising from any alleged violation by the Company of any federal, state or local statutes, ordinances or common laws; provided, however, the release set forth herein shall not include any claims Executive may have against the Company for its alleged failure to comply with or breach of any provision of this Separation Agreement.

        (b) Included in this release of claims, without limiting its scope, are claims arising under Title VII of the Civil Rights Act of 1964, as amended, the Americans With Disabilities Act, the Family and Medical Leave Act, the Age Discrimination in Employment Act of 1967, as amended, 29 U.S.C section 621, et seq. ("ADEA"), as well as any other federal, state (including but not limited to the Texas Commission on Human Rights Act), or local civil rights or labor laws and/or contract or tort laws, and which are related to the Executive's employment by the Company or the termination of that employment.

        (c) Under the provisions of the ADEA, Executive has a period of twenty-one (21) days to consider and sign this agreement. Executive is not required to wait twenty-one (21) days before signing this Separation Agreement, but may do so. Executive shall also have a period of seven (7) days following the execution of this Separation Agreement to revoke the agreements contained herein and preserve any remedies he may have, or claim to have, under the ADEA. This seven-day period may not be waived. In the event Executive elects to revoke this Separation Agreement, notification of such election must be given in writing to the Company at the following address:

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                AmeriCredit Corp.
                801 Cherry Street, Ste 3900
                Fort Worth, TX 76102
                Attention:  General Counsel

        (d) Notwithstanding the foregoing, Executive shall not be deemed to have released any claim or claims he may have for (i) any rights concerning unemployment compensation, or (ii) any workers' compensation claims, or (iii) claims for benefits incurred as of his last date of coverage under a Company-sponsored employee benefit plan in which he participated at the time the claim was incurred (such as claims for covered medical expenses under the Company's health, dental or drug plans, or short-term or long-term disability claims under applicable coverages), or (iv) any right that Executive now has or which may become known hereafter to claim indemnity for liabilities in connection with his activities as a director, officer or employee of the Company pursuant to Section 10 of this Separation Agreement, any applicable statute, under any insurance policy, or pursuant to the Articles of Incorporation or Bylaws of the Company.

        (e) Except as provided in subsection (d) above, the release set forth in this Section 11 is intended as a release of all claims against the Company, whether now known or unknown. In furtherance thereof, Executive expressly waives any right or claim of right to assert hereafter that any claim, demand, obligation and/or cause of action has, through ignorance, oversight, error or otherwise, been omitted from the terms of this Agreement. Executive makes this waiver with full knowledge of his rights, after consulting with legal counsel, and with specific intent to release both his known and unknown claims.

12. RELEASE OF CLAIMS BY COMPANY

        (a) In further consideration of the foregoing, except as provided in sub-section (b) of this Section 12, the Company and its successors and assigns hereby release, remise, acquit, forever discharge, covenant not to sue or make claim, and agree to indemnify and hold Executive harmless from and against any and all claims, demands, obligations, causes of action, debts, expenses, damages, judgments, orders and liabilities of whatever kind or nature, in law, equity or otherwise, whether now known or unknown, suspected or unsuspected, matured or unmatured and whether or not concealed or hidden, which the Company now owns or holds or has at any time heretofore owned or held or had, against Executive, and also releases and discharges, without limiting the generality of the foregoing, any and all of the foregoing which arise out of or are in any way connected with any transactions, occurrences, acts or omissions regarding or relating to his employment with the Company, or the termination of his employment, including any claims arising from any alleged violation by Executive of any federal, state or local statutes, ordinances or common laws; provided, however, the release set forth herein shall not include any claims the Company may have against Executive for his alleged failure to comply with or breach of any provision of this Separation Agreement.

        (b) Notwithstanding the foregoing, the Company shall not be deemed to have released: (i) any claim by the Company in a proceeding as to which Executive is found liable for improperly receiving a personal benefit (except to the extent of reasonable expenses actually

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incurred by Executive in connection with the proceeding); (ii) any claim by the
Company with respect to which Executive has in a proceeding been found liable for willful or intentional misconduct in the performance of Executive's duty to the Company; (iii) any claim brought in the name of the Company against Executive that is instigated and continued totally independent of and without the solicitation, assistance, active participation, or intervention of the Company or Executive; (iv) any claim by the Company for deductibles and co-payments required to be made by Executive as a participant under the terms of the Company's health insurance program; (v) any claim by the Company for employee contributions made or to be made by Executive for Company-sponsored benefit plans during the time that Executive was employed by the Company; (vi) any claim by the Company for the re-payment of any loans made to or on behalf of Executive; and (vii) any claim by the Company for reimbursement of the Company by Executive for perquisites of the nature generally reimbursed to the Company by executives and directors. As used in parts (i) and (ii) above, the term "found liable" shall mean an adjudication of liability by a court of competent jurisdiction after exhaustion of all appeals therefrom. Nothing this sub-section
(b) shall effect the Company's obligation pursuant to Section 10 of this Separation Agreement to indemnify Executive concerning any claims described in sub-part (iii).

13. TERMS CONFIDENTIAL

        Except for the information contained or described in Appendix 1 hereto, the parties agree that they will keep the terms, amounts and facts of this Separation Agreement completely confidential, and that they will not hereafter disclose any information concerning this Separation Agreement to anyone except their respective attorneys, accountants, or spouse. Notwithstanding the foregoing prohibition, the parties shall not be prohibited from disclosing the terms, amounts and facts of this Separation Agreement as may be requested by governmental entities or required by law, including, without limitation, filings with the Securities and Exchange Commission, or required by the listing rules of the New York Stock Exchange or any other such exchange or listed quotation system which may be applicable to the Company. Executive acknowledges that this Separation Agreement will be filed with the Securities and Exchange Commission as an exhibit to a Quarterly Report on Form 10-Q or an Annual Report on Form 10-K.

14. GOOD FAITH ACTIONS

        Executive represents and warrants that he has acted in good faith and in what he reasonably believed to be in the best interest of the Company, and that he had no reasonable cause to believe that any of his conduct was unlawful.

15. ENTIRE AGREEMENT

        This Separation Agreement constitutes the entire agreement among the parties with respect to the subject matter thereof, and, except for certain provisions of the Employment Agreement that survive its termination, as provided for herein, supersedes any other agreement with respect thereto, and there are no other agreements or understandings related to those matters, except as expressly recited herein.

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16. EXECUTION IN COUNTERPARTS

        This Separation Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall constitute an original, but such counterparts together shall constitute but one and the same Separation Agreement.

17. LEGAL ADVICE

        Executive acknowledges that he has had the advice of independent counsel selected by him in connection with the terms of this Separation Agreement, and that no offer, promise, inducement or consideration of any kind or degree, except as expressly stated in this Separation Agreement, has been provided or promised to Executive by the Company or any other person in connection with Executive's entry into this Separation Agreement.

18. SEVERABILITY

        Should any provision of this Agreement be declared and/or be determined by any court to be illegal or invalid, the validity of the remaining parts, terms or provisions shall not be affected thereby.

19. DISPUTE RESOLUTION

        In the event of any dispute concerning the terms, conditions, rights and obligations arising under this Separation Agreement, the propriety of any position regarding such dispute shall be determined exclusively in an arbitration proceeding at the American Arbitration Association under its Commercial Arbitration Rules, which the Company or Executive may commence in Fort Worth, Texas. The Company shall pay for all costs associated with any arbitration proceeding initiated under this Section, but such costs shall not include fees and expenses incurred by any attorney retained by Executive to represent him in connection with any such arbitration proceeding. If either party believes that the other has violated the provisions of this Agreement, notice in writing shall be provided to the other party. If no resolution is reached within fourteen days of such notice, either party may request binding arbitration of the issue by the American Arbitration Association. This paragraph shall provide the sole method for resolution of disputes under this Agreement. Any disputes as to whether any dispute, controversy or claim is subject to arbitration also shall be settled by binding arbitration. Notwithstanding anything else contained herein to the contrary, the Company shall be entitled to bring an action for specific performance (including for temporary and/or permanent injunctive relief) of the provisions of Sections 8 and 9 of this Separation Agreement, without the necessity of proving actual damages.

20. MISCELLANEOUS

        The rights of the Company hereunder shall inure to the benefit of any and all of its successors and assigns. The rights of Executive hereunder shall inure to the benefit of any and all heirs and assigns. A modification or waiver of any of the provisions of this Separation

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Agreement shall be effective only if made in writing and signed by each of the parties. The failure of any party to insist upon the strict performance of any of the provisions of this Agreement shall not be construed as a waiver of any subsequent default of the same or any other provision.

21. NOTICES

        Any notices required to be given pursuant to the provisions hereof shall be given in writing to the designees below by certified mail, return receipt requested, and facsimile transmission as follows:

                If to the Company:

                General Counsel
                AmeriCredit Corp.
                801 Cherry Street, Suite 3900
                Fort Worth, TX 76102
                fax (817) 302-7915

                If to the Executive:

                Michael R. Barrington
                52 Westover Terrace
                Fort Worth, TX 76107

22. EFFECTIVE DATE

        This Separation Agreement shall be effective on the date following expiration of the seven-day revocation period required by ADEA (see Section 11(c) hereof), provided that Executive has not elected to rescind this Separation Agreement within that seven-day period (the "Effective Date").

23.  CHOICE OF LAW

        This Separation Agreement shall be governed by and construed in accordance with the laws of the State of Texas without regard to the conflicts of laws rules thereof.

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        IN WITNESS WHEREOF, the Company and Executive have caused this
Separation Agreement to be executed and entered into as of the day and year first above written.

                                         AMERICREDIT CORP.


                                         By:
                                             ----------------------------------
                                         Name: Clifton H. Morris, Jr.
                                         Title: Executive Chairman of the Board


                                         EXECUTIVE


                                         --------------------------------------
                                         Michael R. Barrington

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